Exhibit A

Pyramid Oil Company

STOCK PURCHASE AGREEMENT

This PYRAMID OIL COMPANY STOCK PURCHASE AGREEMENT (the “Agreement”) is effective as of September 30, 2013, by and between John H. Alexander, an individual having an address of 8216 Portsmouth Street, Bakersfield, CA 93311 (“Seller”), and Michael D. Herman, an individual having an address of P.O. Box 81740, Las Vegas, NV 89180 (“Buyer”).

In consideration of the mutual covenants, promises, agreements, representations, and warranties herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties covenant and agree as follows:

Recitals

A.                Seller is the beneficial owner of 195,592 shares of common stock of Pyramid Oil Company, a California corporation (the “Company”). More specifically, Seller currently holds title to 95,592 shares of common stock of the Company, and after six months of the termination of his employment with the Company Seller will acquire title to an additional 100,000 shares of common stock of the Company under certain Severance and Award Agreements pursuant to which the Company is obligated to provide such additional shares to Seller as deferred compensation; all for a total of 195,592 shares of common stock of the Company (the “Shares”). This Agreement is executed in conjunction with a number of other related transactional documents including a Settlement Agreement providing for the termination of Seller’s employment by the Company, a Consulting Agreement providing for Seller’s provision of consulting services to the Company after the termination of his employment, and an Indemnity Agreement providing for the Company’s indemnification of the Seller after the termination of his employment (the “Related Agreements”). In consideration for the full performance of the Related Agreements and this Agreement, Seller shall sell all of the Shares to Buyer.

B.                 Seller desires to sell all the Shares to Buyer under the terms and conditions set forth herein.

C.                 Buyer desires to purchase all the Shares from Seller under the terms and conditions set forth herein.

TERMS AND CONDITIONS

1.	Purchase and Sale

1.1              Purchase and Sale. On the basis of the representations and warranties of the parties to this Agreement and subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and the Seller shall sell to Buyer, all the Shares free and clear of any and all security interests, agreements, restrictions (except for those imposed by applicable law), claims, liens, pledges, and encumbrances of any nature or kind.

1.2              Purchase Price. The purchase price of the Shares is $6.00 per share for aggregate consideration of $1,173,552 (the “Purchase Price”). The parties acknowledge that the Shares are currently trading on the NYSE MKT and the closing bid on September 26, 2013 was $4.22. All the Shares shall be purchased in three increments as follows:

(a)	At the Initial Closing Buyer shall purchase 95,592 Shares in exchange for delivery, by cashier’s check or wire transfer, of $573,552 to Seller, as more fully set out under section 1.4; and
(b)	At the Second Closing on April 5, 2014, Buyer shall purchase 100,000 Shares in exchange for delivery, by cashier’s check or wire transfer, of $600,000 to Seller, as more fully set out under section 1.4.

1.3              Escrow Agreement. On the Initial Closing, Buyer, Seller, and Escrow Agent shall enter into an Escrow Agreement in the form attached hereto as Exhibit 1, whereby Seller shall deliver the remaining Shares (together with fully executed, medallion-guaranteed Stock Powers in the form attached hereto as Exhibit 2) to the Escrow Agent and Buyer shall deliver a fully executed Letter of Credit from Patriot Bank, Tulsa, Oklahoma, in the form attached hereto as Exhibit 3, to the Escrow Agent pending the Second Closing, as security for the Purchase Price.

1.4              Closings.

(a)	Initial Closing. The Initial Closing of the transaction contemplated hereby shall occur at the offices of TroyGould PC, 1801 Century Park East, Suite 1600, Los Angeles, CA 90067-2367 at such time as both Buyer and Seller have provided to William D. Gould, Esq. (“Escrow Agent”), acting on behalf of the Company:
(i)	the certificates for the Shares,
(ii)	fully executed copies of this Agreement,
(iii)	assignment and Stock Powers for each of the Initial Closing and the Second Closing (each with a medallion guarantee and each generally in the form attached hereto as Exhibit 2),
(iv)	the initial Purchase Price of $573,552.00,
(v)	the fully executed Escrow Agreement,
(vi)	the fully executed Letter of Credit,
(vii)	a certificate (the “Closing Certificate”) executed by Seller and Buyer (and by the sellers and the Buyer in a related transaction (the “Turco Transaction”) in a form satisfactory to the Company) authorizing the Company to disburse the proceeds and documents from the Initial Closing, and
(viii)	any other documents necessary to complete the transaction and the Turco Transaction simultaneously (including, without limitation, the Related Agreement, releases and resignations of John Alexander and John Turco as officers and directors of the Company and from any other positions they hold with respect to the Company).

The Initial Closing of the transaction contemplated in this Agreement is contingent upon the simultaneous closing of a similar transaction defined above as the “Turco Transaction” including the Buyer and (as sellers) John Turco and Corotto Company in accordance with the terms of a stock purchase agreement therefor.

Upon the Initial Closing, the Company shall:

(A)	Complete the Turco Transaction as described in the documents defining the Turco Transaction;
(B)	Deliver the initial Purchase Price to the Seller pursuant to instructions received from the Seller;
(C)	Deliver the certificate(s) for the Shares to be issued in the name of the Buyer following the Initial Closing together with the assignment and stock power relating thereto to the transfer agent for transfer on the books of the Company and issuance and delivery of a certificate to the Purchaser; and
(D)	Deliver the remaining certificates and medallion-guaranteed assignment and stock powers, and the Letter of Credit to the Escrow Agent named in the Escrow Agreement.
(E)	Deliver the remaining documents to the Buyer or the Seller as appropriate.
(F)	File a Form 8-K with the Securities and Exchange Commission announcing the completion of the transaction and the resignations of Messrs. Alexander and Turco and such other matters as the Company and its counsel determine appropriate.
(b)	Second Closing. At the Second Closing, Buyer shall purchase 100,000 Shares in exchange for delivery, by cashier’s check or wire transfer, of $600,000 to Seller.
(i)	If Buyer does not deliver funds to the Escrow Agent at least 5 business days prior to the Second Closing, the Escrow Agent shall draw upon the Letter of Credit and deliver the required portion of the Purchase Price to Seller.
(ii)	The Second Closing of the transaction contemplated hereby shall occur on April 5, 2014, at the offices of Baker Manock & Jensen, 5260 N. Palm Ave., Suite 421, Fresno, CA 93704, or at such later time as the Escrow Agent has received all documents and funds necessary to close the transaction.

(iii)	Upon the Second Closing, the Escrow Agent shall:
(A)	Deliver the certificate(s) for the Shares (and any additional shares issued as a Dividend on the Shares) to be issued in the name of the Buyer following the Second Closing together with the assignment and stock power relating thereto to the transfer agent for transfer on the books of the Company and issuance and delivery of a certificate to the Buyer; and
(B)	Deliver to Buyer any cash dividends, distributions, or additional shares of common stock of the Company as a result of a stock split or stock dividend (collectively “Dividends”) with regard to the Shares; and
(C)	Deliver the Purchase Price to be delivered at the Second Closing to the Seller.

2.                  Representations and Warranties of Seller. Seller represents and warrants to Buyer (which representations and warranties shall survive the closing of the transactions contemplated in this Agreement), with the intent that Buyer will rely thereon in entering into this Agreement and in concluding the purchase and sale of the Shares as contemplated herein, that:

(a)	Seller is the beneficial owner of the Shares, Seller possess good and merchantable title to the Shares, and owns the Shares free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind.
(b)	There are no written instruments, buy-sell agreements, registration rights or agreements, voting agreements, or other agreements imposing any restrictions upon the transfer, prohibiting the transfer of, or otherwise pertaining to the Shares or the ownership thereof.
(c)	Seller has the absolute and unconditional right to sell, assign, transfer, and deliver the Shares to Buyer in accordance with this Agreement.
(d)	Seller has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of Seller and is fully enforceable against Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors, specific performance, injunctive relief, and other equitable remedies.
(e)	Seller acquired the Shares for the Seller’s own account for investment only and not with a view towards distribution.

(f)	Seller has obtained advice from independent counsel and its own investment, financial, tax, or accounting advisors with respect to this Agreement and the sale of the Shares to the extent that he desires to do so and is not relying on any representations, except those set forth in this Agreement, or any advice from the Buyer, the Buyer’s attorneys, or the Company regarding this Agreement, its content or effect.

3.                  Representations and Warranties of Buyer. Buyer represents and warrants to Seller (which representations and warranties shall survive the closing of the transactions contemplated in this Agreement), with the intent that Seller will rely thereon in entering into this Agreement and in concluding the purchase and sale of the Shares as contemplated herein, that:

(a)	Buyer has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of Buyer and is fully enforceable against Buyer in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors, specific performance, injunctive relief, and other equitable remedies. The Letter of Credit is being provided by Buyer as security for the payments due under the Second Closing, which security is non-exclusive and Seller shall have full recourse directly against Buyer individually for any deficiency due the Seller under this Agreement not paid under the Letter of Credit.
(b)	Buyer is acquiring the Shares for Buyer’s own account for investment only and not with a view towards distribution.
(c)	Buyer has received and reviewed such information about the Company’s business and proposed business, assets, financial condition, management, risks relating to the Company and the business and proposed business in which the Company conducts its operations, and such other information regarding the acquisition of the Shares as the Buyer has (in consultation with such advisors as the Buyer has deemed appropriate) determined to be necessary or appropriate in the circumstances; and further acknowledges that he or his representatives have been afforded the opportunity to ask such questions as the Buyer or its representatives have deemed necessary.
(d)	Buyer has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, having been represented by advisors to the extent it deemed appropriate, and has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.
(e)	Buyer acknowledges that the Shares have been offered and sold without registration under the Securities Act of 1933, as amended, or under similar provisions of state law.
(f)	Buyer understands that the Shares it is purchasing are characterized as “restricted securities” under the federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, only in certain limited circumstances and further understands that there is no market for the Shares, and there may never be a market.

(g)	Buyer has obtained advice from independent counsel and his own investment, financial, tax, or accounting advisors with respect to this Agreement and the purchase of the Shares to the extent that he desires to do so and is not relying on any representations, except those set forth in this Agreement, or any advice from the Seller, the Seller’s attorneys, or the Company regarding this Agreement, its content or effect.
4.	Miscellaneous

4.1              Further Assurances. The parties to this Agreement hereby agree to execute and deliver all such further documents and instruments and do all acts and things as may be reasonably necessary or convenient to carry out the full intent and meaning of and to effect the transactions contemplated by this Agreement.

4.2              Governing Law. In the event of any dispute between them relating to this Agreement, the parties agree that the law of the State of California shall control.

4.3              Survival. This Agreement, including without limitation the representations and warranties contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Shares as contemplated herein.

4.4              Counterparts, Facsimile, or PDF Signatures. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. Any signature page delivered by a fax machine or as a PDF (portable document format) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

4.5              Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of the Agreement.

4.6              Entire Agreement. Except as expressly provided in this Agreement and in the agreements, instruments, and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the parties with respect to the sale of the Shares and there are no other terms, conditions, representations, or warranties, whether expressed, implied, oral or written, by statute or common law.

4.7              Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns, but no party may assign, delegate, or otherwise transfer any of their rights, duties, or obligations hereunder or interest herein without the written consent of the other party hereto.

4.8              Authority. Any person executing this Agreement on behalf of an entity thereby represents and warrants to each other party hereby that such person has executed this Agreement on behalf of the entity with all necessary and appropriate authority of that entity.

4.9              Further Assurances. The Seller and the Buyer shall from time to time on or after each of the closing dates execute and deliver to the other such further assignments, endorsements, and other documents as any party shall reasonably request in order to carry out the terms of this Agreement.

4.10          Specific Performance. The Seller and Buyer acknowledge and agree that this Agreement is executed in conjunction with the Related Agreements; and it is a material and essential term of this Agreement and the Related Agreements that all the purchase and sale terms of this Agreement be performed by each party and without such full performance the parties would not have entered into the Agreement and the Related Agreements. Accordingly, either party may seek specific performance of this Agreement and the Related Agreements; including, but not limited to a direct legal action against the Buyer for any deficiency due the Seller for the full Purchase Price not paid by Buyer directly or under the Letter of Credit.

4.11          Exercise; Waiver of Remedies. The exercise of any right or remedy by a party shall not constitute a cure or waiver of any default under this Agreement, invalidate any act done pursuant to any notice of default, or prejudice that party in the exercise of any of its rights under this Agreement. No failure by a party to insist upon the strict performance by the other of any covenant, agreement, term, or condition of this Agreement or to exercise any right or remedy upon a breach of this Agreement, shall constitute a waiver of any breach. No waiver of any breach of this Agreement shall affect or alter this Agreement, but each term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach. No waiver of any of the provisions of this agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

4.12          Disputes; Attorney's Fees; Law; Venue; Waiver of Jury Trial. If any legal proceeding or litigation is instituted by a party against the other arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs as determined by the arbitrator or court, in addition to any judgment awarded. This Agreement is executed in Kern County, California and California law shall govern as to the construction, interpretation, and enforcement of this Agreement and the rights and obligations of the parties to this Agreement; without reference to conflicts of law principles. Proper venue for any legal proceeding, arbitration, or other litigation arising out of this Agreement shall be in Bakersfield, California, only, and the parties waive any right to a change of venue. The parties waive their respective rights to a jury trial, it being the parties’ intent that the dispute be heard by a judge only.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above mentioned unless otherwise indicated below.

BUYER	SELLER

Corotto Company

Michael D. Herman	John H. Alexander

The foregoing stock purchase agreement be and hereby is accepted by Pyramid Oil Company and Pyramid Oil Company agrees that it will transfer the Shares on its records and recognize the Buyer as the shareholder of record from and after the date hereof.

Pyramid Oil Company

By:	Date:
Name:
Title:

Attachments:

1.	Escrow Agreement
2.	Stock Powers for transfer of shares of John H. Alexander

3.	Letter of Credit